                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  459 862 10 8
            --------------------------------------------------------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------------              --------------------------------
CUSIP NO. 459 862 10 8                                  Page 2 of 5 Pages
---------------------------------              --------------------------------

-------------------------------------------------------------------------------
       NAMES OF REPORTING PERSONS
  1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       GEOFFREY B. KOBLICK

-------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
  2    (a) / /
       (b) / /

-------------------------------------------------------------------------------
       SEC USE ONLY
  3

-------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION
  4    U.S.A.

-------------------------------------------------------------------------------
                         SOLE VOTING POWER 503,538*+
      NUMBER         5
        OF
                   ------------------------------------------------------------
      SHARES             SHARED VOTING POWER -0-
   BENEFICIALLY      6
                   ------------------------------------------------------------
     OWNED BY            SOLE DISPOSITIVE POWER 503,538*+
       EACH          7
                   ------------------------------------------------------------
    REPORTING            SHARED DISPOSITIVE POWER -0-
      PERSON         8
       WITH
-------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9
       503,538*+


-------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /
  10

-------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
  11
       10.1%
-------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON
  12
       IN

-------------------------------------------------------------------------------

   * Reflects two separate three-for-two splits of International Microcomputer Software, Inc. Common Stock since 1992.

   + Mr. Koblick has sole voting and dispositive power with respect to all shares beneficially owned by him, subject to community property laws where applicable.

ITEM 1.

      (a)   Name of Issuer:
            INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

      (b)   Address of Issuer's Principal Executive Offices:
            1895 E. FRANCISCO BOULEVARD, SAN RAFAEL, CALIFORNIA  94901

ITEM 2.

      (a)   Name of Person Filing:
            GEOFFREY B. KOBLICK

      (b)   Address of Principal Business Office:
            1895 E. FRANCISCO BOULEVARD, SAN RAFAEL, CALIFORNIA  94901

      (c)   Citizenship:
            U.S.A.

      (d)   Title of Class of Securities:
            COMMON STOCK

      (e)   CUSIP Number:
            459 862 10 8

ITEM 3.

            Not applicable.

ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned:    503,538*+

      (b)   Percent of Class: 10.1%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or direct the vote: 503,538 (INCLUDES 131,250 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31,1996)*+

            (ii)  shared power to vote or direct the vote: -0-

            (iii) sole power to dispose or to direct the disposition of:
                  503,538*+

            (iv)  shared power to dispose or to direct the disposition of: -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable





   * Reflects two separate three-for-two splits of International Microcomputer Software, Inc. Common Stock since 1992.

   + Mr. Koblick has sole voting and dispositive power with respect to all shares beneficially owned by him, subject to community property laws where applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997



/s/ Geoffrey B. Koblick
---------------------------------------
    Geoffrey B. Koblick